Exhibit 21.1

Zuora, Inc.
List of Subsidiaries

Legal Entity Name	Jurisdiction
Beijing ZuRui Technology Company Limited	China
Leeyo Software, Inc.	Delaware, U.S.A.
Zephr Inc Limited	England & Wales
Zephr US Inc	Delaware, U.S.A.
Zuora Australia Pty Ltd	Australia
Zuora Austria GmbH	Austria
Zuora Costa Rica Sociedad De Responsabilidad Limitada	Costa Rica
Zuora Germany GmbH	Germany
Zuora India Private Limited	India
Zuora Italia S.r.l	Italy
Zuora Japan KK	Japan
Zuora Services, LLC	Delaware, U.S.A.
Zuora Singapore Pte. Ltd.	Singapore
Zuora Sweden AB	Sweden
Zuora UK Limited	England & Wales